EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MHI Hospitality Corporation

Williamsburg, Virginia

We consent to the incorporation by reference in the registration statement (No. 333-121478) on Form S-8 of MHI Hospitality Corporation of our report, dated March 11, 2005, with respect to the consolidated balance sheet of MHI Hospitality Corporation and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, owners’ equity and cash flows for the period from December 21, 2004 (inception) to December 31, 2004, and the related financial statement schedule of real estate and accumulated depreciation, and with respect to the combined balance sheet of MHI Hotel Services Group, accounting predecessor to MHI Hospitality Corporation, as of December 31, 2003 and the related combined statements of operations, owners’ equity and cash flows for the period from January 1, 2004 to December 20, 2004 and for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2004, Annual Report on Form 10-K of MHI Hospitality Corporation.

As discussed in Note 3 to the consolidated and combined financial statements, effective December 21, 2004, MHI Hospitality Corporation acquired all of the outstanding equity interest of Capitol Hotel Associates, LP, LLP, Brownestone Partners, LLC, and Savannah Hotel Associates, LLC in a business combination accounted for as a reorganization of entities under common control with respect to the interests acquired from MHI Hotel Service Group and acquisition of minority interests recorded at fair value from third parties. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than for the periods before the acquisition and, therefore, is not comparable.

/s/ PKF Witt Mares, PLC

Williamsburg, Virginia

March 30, 2005